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                                                                   EXHIBIT 10(E)

                         MANAGEMENT CONTINUITY AGREEMENT


THIS AGREEMENT dated as of this [ ] day of [ ], 199[ ] between [ ](the "Executive") and The B.F. Goodrich Company, a New York corporation (the "Company").

         WHEREAS, the Executive and the Company desire to set forth certain compensation and benefits that the Executive shall receive upon the happening of certain events affecting the Executive and the Company, and

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

         1. TERM. This Agreement shall commence on the date hereof and shall continue until the Date of Termination as set forth in Section 8 hereof.

         2. PERIOD OF EMPLOYMENT. Executive's "Period of Employment" shall commence on the date on which a Change in Control occurs and shall end on the date that is 24 months after the date on which such Change in Control occurs. Notwithstanding the foregoing, however, Executive's Period of Employment shall not extend beyond any Mandatory Retirement Date (as hereinafter defined in Section 3) applicable to Executive.

         3. CERTAIN DEFINITIONS. For purposes of this Agreement:

                  (a) A "Change in Control" shall mean:

                           (i) The acquisition by any individual, entity or
                  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding Shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding Shares of


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                  common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as Shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                           (ii) Individuals who, as of the beginning of such
                  period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms is used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act); or

                           (iii) Consummation of a reorganization, merger or
                  consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as Shareholders of the Company, more than 70% of, respectively, the then outstanding Shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                           (iv) Consummation of (A) a complete liquidation or
                  dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding Shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then



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                  beneficially owned, directly or indirectly, by all or
                  substantially all of the individuals and entities, solely in their capacity as Shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

                  (b) The term "Mandatory Retirement Date" shall mean the compulsory retirement date, if any, established by the Company for those executives of the Company who, by reason of their positions and the size of their nonforfeitable annual retirement benefits under the Company's pension, profit-sharing, and deferred compensation plans, are exempt from the provisions of the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq, which date shall not in any event be earlier for any executive than the last day of the month in which such Executive reaches age 65.

                  (c) The term "Payment Period" shall mean [twenty-four (24)] [thirty-six (36)] months.

         4. COMPENSATION DURING PERIOD OF EMPLOYMENT. For so long during Executive's period of Employment as Executive is an employee of the Company, the Company shall be obligated to compensate Executive as follows:

                  (a) Executive shall continue to receive Executive's full base salary at the rate in effect immediately prior to the Change in Control. Executive's base salary shall be increased annually, with each such increase due on the anniversary date of Executive's most recent previous increase. Each such increase shall be no less than an amount which at least equals on a percentage basis the mean of the annualized percentage increases in base salary for all elected officers of the Company during the two full calendar years immediately preceding the Change in Control.

                  (b) Executive shall continue to participate in all benefit and compensation plans (including but not limited to the Stock Option Plan, Long-Term Incentive Plan, Management Incentive Program, Non-Qualified Benefit Security Plan, Executive Life Insurance Program, Savings Benefit Restoration Plan, Performance Share Deferred Compensation Plan, pension plan, savings plan, flexible benefits plan, life insurance plan, health and accident plan or disability plan) in which Executive was participating immediately prior to the Change in Control, or in plans providing substantially similar benefits, in either case upon terms and conditions and at levels at least as favorable as those provided to Executive under the plans in which Executive was participating immediately prior to the Change in Control;

                  (c) Executive shall continue to receive all fringe benefits, perquisites, and similar arrangements which Executive was entitled to receive immediately prior to the Change in Control; and



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                  (d) Executive shall continue to receive annually the number of paid vacation days and holidays Executive was entitled to receive immediately prior to the Change in Control.

         5. COMPENSATION UPON TERMINATION OF EMPLOYMENT. If, during the Period of Employment, the Company shall terminate Executive's employment for any reason (other than for a reason and as expressly provided in Section 6 hereof), or if Executive shall terminate Executive's employment for "Good Reason" (as hereinafter defined in Section 6(b)) then the Company shall be obligated to compensate Executive as follows and no payments or benefits received pursuant to this Section 5 shall be reduced or terminated as a result of Executive reaching the Mandatory Retirement Date:

                  (a) In lieu of any salary payments that the Executive would have received if he had continued in the employment of the Company during the Payment Period, the Company shall pay to Executive in a lump sum, by not later than the fifth business day following the Date of Termination (as hereinafter defined in Section 8), an amount equal to one-twelfth of Executive's annualized base salary in effect immediately prior to the Date of Termination, multiplied by the number of months in the Payment Period.

                  (b) By not later than the fifth day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the product of (x) the number of months in the Payment Period and (y) the sum of

                           (i) under the Company's Management Incentive Program (the "MIP"), and in lieu of any further grants under the MIP that the Executive would have received if he had continued in the employment of the Company during the Payment Period, the greatest of one-twelfth of :
                           (A) the amount most recently paid to Executive for a full calendar year; (B) Executive's "target incentive amount" for the calendar year in which his Date of Termination occurs; or (C) Executive's "target incentive amount" in effect prior to the Change in Control for the calendar year in which the Change in Control occurs; plus, if applicable,

                           (ii) under the Company's Long-Term Incentive Plan (the "LTIP"), and in lieu of any further grants under the LTIP that the Executive would have received if he had continued in the employment of the Company during the Payment Period, the greatest of (A) with respect to the most recently completed Plan Cycle commencing with the 1998-2000 Plan Cycle (if completed), one-twelfth of the "calculated market value" of the Performance Shares actually awarded to Executive (including the value of any Performance Shares Executive may have elected to defer under the Performance Share Deferred Compensation Plan); (B) with respect to the most recently commenced Plan Cycle under the Long-Term Incentive Plan (if Executive is a participant in such Plan Cycle) prior



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                           to your Date of Termination, one-twelfth of the
                           "calculated market value" of the phantom Performance Shares, if any, awarded to Executive; or (C) with respect to the most recently commenced Plan Cycle prior to the date of the occurrence of the Change in Control, one-twelfth of the "calculated market value" of the phantom Performance shares, if any, awarded to Executive. Any payment received pursuant to this
                           Section 5 (b)(ii) shall be in addition to and not in lieu of any payments required to be made to Executive as the result of the happening of an event that would constitute a change in control pursuant to the provisions of the LTIP

                           Executive's "target incentive amount" under the
Management Incentive Program is determined by multiplying Executive's salary range midpoint by the incentive target percentage, which is applicable to Executive's incentive category under such Program. For purposes of this Section 5, the "calculated market value" of Performance Shares, shares deferred under the Performance Share Deferred Compensation Plan, phantom Performance Shares under the LTIP or stock options under the Stock Option Plan shall be the mean of the high and low prices of the Company's common stock on the relevant date as reported on the New York Stock Exchange Composites Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which a sale was made multiplied by the number of shares involved in the calculation. The relevant date for clauses 5(b)(ii)(B) and 5(b)(ii)(C) is the date upon which the Compensation Committee ("Committee") of the Board of Directors awarded the shares of stock in question; for clause 5(b)(ii)(A) is the date on which the Committee made a determination of attainment of financial objectives and awarded Performance Shares (including any Performance Shares Executive may have elected to defer under the Performance Share Deferred Compensation Plan).

                           Any payment received pursuant to Section 5 (b)(i)
shall be in addition to and not in lieu of any payments required to be made to Executive as the result of the happening of an event that would constitute a change in control pursuant to the provisions of the MIP.


                  (c) If Executive is under age 55, or over the age of 55 but not eligible to retire, at the Date of Termination the Company shall maintain in full force and effect, for Executive's continued benefit, for the Payment Period, all health and welfare benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Date of Termination (or such other comparable plans, programs or arrangements that provide, in the aggregate, benefits which have an economic value at least as favorable to the Executive as those plans, programs and arrangements in which Executive participated prior to the Date of Termination, as long as Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred [or modified], the Company shall provide Executive with benefits substantially similar to those to which Executive would have been entitled to receive under such plans and programs, had Executive continued to participate in them as an Executive of the



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Company plus an amount in cash equal to the amount necessary to cause the amount of the aggregate after-tax compensation and employee benefits Executive receive pursuant to this provision to be equal to the aggregate after-tax value of the benefits which Executive would have received if Executive continued to receive such benefits as an employee. If Executive is age 55 or over and eligible to retire on the Date of Termination, the Company shall provide Executive with those health and welfare benefits to which Executive would be entitled under the Company's general retirement policies if Executive retired on the Termination Date with the Company paying that percentage of the premium cost of the plans which it would have paid under the terms of the plans in effect immediately prior to the Change of Control with respect to individuals who retire at age 65, regardless of Executive's actual age on the Termination Date, provided such benefits would be at least equal to those which would have been payable if Executive had been eligible to retire and had retired immediately prior to the Change in Control;

                  (d) The Company shall for the Payment Period continue, and Executive shall be entitled to receive fringe benefit programs, perquisites, and similar arrangements (which, by way of illustration and not limitation, shall include: company car, health, dining and country club memberships, financial planning services, telecommunications services, home security systems and the like) which in the aggregate have an economic value at least as favorable to the Executive as those the Executive was entitled to receive or participate in immediately prior to the Date of Termination; and

                  (e) In lieu of further grants of stock options that would have been received by the Executive if he had remained employed by the Company during the Payment Period, the Company shall pay to the Executive a sum equal to one twelfth of the number of stock options in the last annual grant of stock options made by the Company to the Executive ("stock option grant"), multiplied by the number of months in the Payment Period, multiplied by the calculated market value of the Common Stock of the Company on the date of the stock option grant, multiplied by a factor used by the Company in valuing fully vested options with a 10 year life in the Company's most recent Annual Report on Form 10-K for options held by senior executives pursuant to the Black-Scholes method of valuing stock options, or, if such valuation was not made in the Form 10-K, then under the Black-Scholes method assuming options would be outstanding for 10 years.

The Company shall, in addition to the benefits to which Executive is entitled under the retirement plans or programs in which Executive participates, pay Executive in a lump sum in cash at Executive's normal retirement date (or earlier retirement date should Executive so elect), as such date is defined in the retirement plans or programs in which Executive participates, an amount equal to the actuarial equivalent of the retirement pension to which Executive would have been entitled under the terms of such retirement plans or programs had Executive accumulated additional years of continuous service under such plans equal in length to Executive's Payment Period. The length of the Payment Period will be added to total years of continuous service for determining vesting, the amount of benefit accrual, to the age which Executive will be considered to be for the purposes of determining eligibility for normal or early retirement calculations and the age used for determining the amount of any actuarial reduction. For the purposes



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of calculating benefit accrual, the amount of compensation Executive will be deemed to have received during each month of Executive's Payment Period shall be equal to the sum of Executive's annual base salary prorated on a monthly basis as provided for under subsection 4(a) immediately prior to the Date of Termination (including salary increases), plus under the Company's Management Incentive Program the greatest of one-twelfth of (which amount shall reduced by the actuarial equivalent of any amounts to which Executive is actually entitled pursuant to the provisions of said retirement plans and programs):

                  (i) the amount most recently paid to Executive for a full calendar year,

                  (ii) Executive's "target incentive amount" for the calendar year in which Executive's Date of Termination occurs, or

                  (iii) Executive's "target incentive amount" in effect prior to the Change in Control for the calendar year in which the Change in Control occurs

Attached as Exhibit 1 is an illustration, not intending to be exhaustive, of examples of how inclusion of the Payment Period may affect the calculation of Executive's retirement benefit.

         6. TERMINATION.

                  (a) TERMINATION WITHOUT COMPENSATION. If Executive's employment or the term of this Agreement is terminated for any of the following reasons and in accordance with the provisions of this Section 6, Executive shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing Section 5:

                           (i) If prior to the Commencement of the Period of Employment, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties with the Company on a full-time basis for 120 consecutive business days, and within thirty (30) days after a written Notice of Termination (as hereinafter defined in Section 7) is given, Executive shall not have returned to the full-time performance of Executive's duties ("Incapacity Discharge");

                           (ii) If prior to the Commencement of the Period of Employment, the Company shall desire to terminate this Agreement without reason ("Convenience Termination").

                           (iii) If the Company shall have Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon (A) the willful and continued failure by Executive to substantially perform Executive's



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                           duties with the Company, which failure causes
                           material and demonstrable injury to the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, and after Executive has been given a period (hereinafter known as the "Cure Period") of at least thirty (30) days to correct Executive's performance, or (B) the willful engaging by Executive in other gross misconduct materially and demonstrably injurious to the Company. For purposes of this section, no act, or failure to act, on Executive's part shall be considered "willful" unless conclusively demonstrated to have been done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

                           Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in clauses (i), including the expiration of the Cure Period without the correction of Executive's performance, or (ii) of the preceding subsection and specifying the particulars thereof in detail.

                           (iv) This Agreement shall terminate upon the death, retirement or voluntary resignation of the Executive prior to the commencement of the Period of Employment.

                  (b) TERMINATION WITH COMPENSATION. If Executive terminates his employment or his employment terminates for any of the following reasons and in accordance with the provisions of this Section 6, Executive shall be entitled by virtue of this Agreement to the benefits provided in the foregoing Section 5 as described below:

                           (i) The Executive may terminate his employment with the Company at any time during the Period of Employment for Good Reason ("Good Reason Termination") and shall receive all of the benefits and payments provided in Section 5. For purposes of this Agreement, the term "Good Reason" shall mean:



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                                    (A)      without Executive's express written
                                             consent, (1) any involuntary
                                             termination of the Executive's
                                             employment, except pursuant to
                                             Section 6 hereof, during the
                                             Employment Period, (2) the
                                             assignment to Executive of any new
                                             duties or responsibilities
                                             inconsistent in character with
                                             Executive's positions, duties,
                                             responsibilities, and reporting
                                             relationships and status within the
                                             Company immediately prior to a
                                             Change in Control, (3) any change
                                             in Executive's duties,
                                             responsibilities, reporting
                                             relationships, titles or offices as
                                             in effect immediately prior to a
                                             Change in Control, including, but
                                             not limited to, a reduction in
                                             duties or responsibilities which
                                             occurs because the Company is no
                                             longer an independent publicly-held
                                             entity (4) any removal of Executive
                                             from or any failure to re-elect
                                             Executive to any officer or
                                             director position of the Company,
                                             (5) a change in the annual or long
                                             term incentive plan in which
                                             Executive currently participates
                                             such that Executive's opportunity
                                             to earn incentive compensation is
                                             impaired, (6) a material reduction
                                             in the aggregate value of Company
                                             perquisites made available to
                                             Executive, (7) an elimination or
                                             material impairment of Executive's
                                             ability to participate in
                                             retirement plans comparable to
                                             those in which Executive currently
                                             participates, (8) any increase in
                                             Executive's obligation to travel on
                                             the Company's business over
                                             Executive's present business travel
                                             obligations, (9) an elimination or
                                             material impairment of Executive's
                                             ability to receive stock options
                                             with values comparable to those
                                             Executive was granted within the
                                             one year period preceding the
                                             commencement of the Employment
                                             Period;

                                    (B)      the failure of the Company to
                                             comply with any other of its
                                             obligations under Section 4 herein;

                                    (C)      the relocation of the offices of
                                             the Company at which Executive were
                                             employed immediately prior to the
                                             Change in Control to a location
                                             which is more than fifty (50) miles
                                             from such prior location, or the
                                             failure of the Company to (A) pay
                                             or reimburse Executive, in
                                             accordance with the Company's
                                             relocation policy for its employees
                                             in existence immediately prior to a
                                             Change in Control, for all
                                             reasonable costs and expenses, plus
                                             "gross-ups" referred to in such
                                             policy incurred by Executive
                                             relating to a change of Executive's
                                             principal residence in connection
                                             with any relocation of the


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                                             Company's offices to which
                                             Executive consents, and (B)
                                             indemnify Executive against any
                                             loss (defined as the difference
                                             between the actual sale price of
                                             such residence and the higher of
                                             (1) Executive's aggregate
                                             investment in such residence of
                                             (2) the fair market value of such
                                             residence as determined by the
                                             relocation management organization
                                             used by the Company immediately
                                             prior to the Change in Control (or
                                             other real estate appraiser
                                             designated by Executive and
                                             reasonably satisfactory to the
                                             Company)) realized in the sale of
                                             Executive's principal residence in
                                             connection with any such change of
                                             residence;

                                    (D)      the failure of the Company to
                                             obtain the assumption of and the
                                             agreement to perform this Agreement
                                             by any successor as contemplated in
                                             Section 11 hereof; or

                                    (E)      any purported termination of
                                             Executive's employment which is not
                                             effected pursuant to a Notice of
                                             Termination satisfying the
                                             requirements of Section 7 hereof.

                                    (F)      Convenience Termination after
                                             Commencement of the Period of
                                             Employment

                           (ii) If Executive dies while employed by the Company during the Period of Employment while having cause to terminate his employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive's beneficiary or beneficiaries named on
                           Exhibit 2 to this Agreement (or Executive's estate if he has not named a beneficiary) shall be entitled to receive those payments provided under Sections 5(a) and 5(b) of this Agreement in addition to any benefits that such beneficiaries would be entitled under any other plan, program or policy of the Company as a result of Executive's employment with the Company.

                           (iii) If, during the Period of Employment, Executive either (A) retires from employment with the Company or (B) if the Company discharges the Executive due to an Incapacity Discharge, in either case while having cause to terminate his employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to
                           Section 7) the Executive shall receive all of the benefits and payments provided in Section 5.

         7. NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or any termination by Executive as a Good Reason Termination shall be



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communicated by written notice to the other party hereto. For purposes of this
Agreement, such notice shall be referred to as a "Notice of Termination." Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         8. DATE OF TERMINATION. "Date of Termination" shall mean:

                  (a) If Executive terminates Executive's employment as a Good Reason Termination, the date specified in the Notice of Termination, but in no event more than sixty (60) days after Notice of Termination is given.

                  (b) If Executive's employment is terminated for Cause under subsection 6(a)(iii), the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of Executive's performance.

                  (c) If Executive's employment pursuant to this Agreement is terminated following absence due to physical incapacity, under subsection 6(a)(i), then the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period).

                  (d) If the Company desires to terminate this Agreement as a Convenience Termination, then the date specified in the Notice of Termination, shall be at least [twelve (12)] [thirty-six (36)] months after Notice of Termination is given.

                  (e) A termination of employment by either the Company or by Executive shall not affect any rights Executive or Executive's surviving spouse or beneficiaries may have pursuant to any other agreement or plan of the Company providing benefits to Executive, except as provided in such agreement or plan.

         9. CERTAIN ADDITIONAL PAYMENTS.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and



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Excise Tax imposed on the Gross-Up Payment, Executive retains an amount of the
Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of subsection 9(c), all determinations required to be made under this section 9, including whether and when such a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (or their successors) (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to this section 9, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty of the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Executive or for Executive's benefit.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive or his representative is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                           (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to subsection 9(c), Executive become entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of subsection 9(c) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to subsection 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS. Executive shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking or accepting other employment or otherwise, nor shall the amount of any payment required to be made under this Agreement be reduced by any compensation earned by Executive as the result of any employment by another employer after the date of termination of Executive's employment with the Company, or otherwise. Upon receipt of written notice from Executive that Executive has been reemployed by another company or entity on a full-time basis, benefits, fringe benefits and perquisites otherwise receivable by Executive pursuant to Sections 5(c) or 5(d) related to life, health, disability and accident insurance plans and programs and other similar benefits, company cars, financial planning, country club memberships, and the like (but not Incentive Compensation, LTIP, Pension Plans or other similar plans and programs) shall be reduced to the extent comparable benefits are made available to Executive at his new employment and any such benefits actually received by Executive shall be reported to the Company by the Executive.

                The provisions of the Agreement, and any payment or benefit provided for hereunder, shall not reduce any amount otherwise payable, or in any way diminish Executive's existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.


         11. SUCCESSORS AND BINDING AGREEMENT

                  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement.

                  (b) This Agreement shall be binding upon the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

                  (c) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive pursuant to Section 5 hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         12. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt.

         13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State.

         14. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which is not set forth expressly in this Agreement.

         15. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

         17. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         18. NONASSIGNABILITY. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11 above. Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

         19. LEGAL FEES AND EXPENSES. If a Change in Control shall have occurred, thereafter the Company shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive to successfully (in whole or in part and whether by modification of the Company's position, agreement, compromise, settlement, or administrative or judicial determination) enforce this Agreement or any provision hereof or as a result of the Company or any Shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof. To secure the foregoing obligation, the Company shall, within 90 days after being requested by Executive to do so, enter into a contract with an insurance company, open a letter of credit or establish an escrow in a form satisfactory to Executive.

         20. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on Executive's part or on the part of the Company to have Executive remain in the employment of the Company prior to the commencement of the Period of Employment; provided, however, that any termination or purported termination of Executive's employment or of this Agreement, for any reason other than those set forth in Sections 6(a)(i), 6(a)(iii) or 6(a)(iv), following the commencement of any discussion with a third party, or the announcement by a third party of the commencement of, or the intention to commence a tender offer, or other intention to acquire all or a portion of the equity securities of the Company that ultimately results in a Change in Control shall (unless such termination is conclusively demonstrated to have been wholly unrelated to any such activity relating to a Change in Control) be deemed to be a termination of Executive's employment after a Change in Control for purposes of this Agreement and both the Period of Employment and the Payment Period shall be deemed to have begun on the day prior to such termination.

         21. RIGHT OF SETOFF. There shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to Executive or Executive's designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against Executive or any debt or obligation owed by Executive, whether arising hereunder or otherwise.

         22. RIGHTS TO OTHER BENEFITS. The existence of the Agreement and Executive's rights hereunder shall be in addition to, and not in lieu of, Executive's rights under any other of the Company's compensation and benefit plans and programs, and under any other contract or agreement between Executive and the Company.

         23. POOLING OF INTERESTS. In the event that the independent accountants of the Company shall determine that this Agreement or anything contained herein shall prevent the Company from consummating any business combination approved by the Board of Directors which combination is intended to be accounted for under the pooling of interests method of accounting ("Pooling"), then Participant agrees that this Agreement may at any time and in the sole discretion of the Board of Directors either be: a) amended in such fashion as may be requested by the Company so as to allow such business combination to be accounted for as a Pooling, or, if this Agreement cannot be so amended, or (b) terminated. Provided, however, that any such amendment shall: (x) be as limited in scope as is absolutely necessary in the opinion of the Company's advisors to allow the business combination to be accounted for as a Pooling; and (y) be designed to have as minimal an economic detriment to the Participant as is possible while still allowing the business combination to be accounted for as a Pooling.

         [24. SUPERCEDED EMPLOYEE PROTECTION PLAN. If this Agreement is either
(a) amended pursuant to Section 23, and if such amendment reduces the benefits to be received by the Executive or his Beneficiaries pursuant to any section of this Agreement in any way deemed material by the Executive, or (b) terminated pursuant to Section 23, the Executive shall receive, in place of and not in addition to, the benefits under the Company's Employee Protection Plan ("EPP") or Employee Termination Protection Plan ("ETPP"), in effect at the time of such amendment or termination, not withstanding any provision of the EPP or ETPP which would make the Executive ineligible to receive benefits under the EPP or ETPP.]

[The following Section 24 is included in the form of Management Continuity Agreement provided to those executives who had Management Continuity Agreements in place prior to October 1999:

         24. SUPERCEDED AGREEMENT. Except as provided herein, the agreement between Executive and the Company originally dated ____________________, and thereafter amended from time to time, relating to the same subject matter as this Agreement (the "Original Agreement"), is hereby superceded in its entirety by this Agreement, shall be of no further force or effect as of the date of this Agreement and any rights that Executive may have under the Original Agreement which have accrued prior to the date hereof, to the extent not previously waived by the Executive, are hereby waived. If, however, this Agreement is either (a) amended pursuant to Section 23 above, and if such amendment reduces the benefits to be received by the Executive or his Beneficiaries pursuant to any section of this Agreement in any way deemed material by the Executive, or (b) terminated pursuant to Section 23 above, then the Original Agreement shall continue in full force and effect as if unmodified and not superceded and the Executive shall receive all the benefits of the Original Agreement accruing after the date hereof in accordance with its terms.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                              THE BFGOODRICH COMPANY


                                     By
                                       -----------------------------------------



                                       -----------------------------------------
                                               EXECUTIVE

                                    EXHIBIT 1

         A. If as of Executive's Date of Termination Executive's actual years of service plus the length of Executive's Payment Period is at least 10, then

                  1. If as of Executive's Date of termination Executive's age plus the length of Executive's Payment Period is at least 65, Executive's retirement benefit under section 5(e) will be calculated as a "normal retirement" benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participate had Executive accumulated continuous service equal to such sum; and

                  2. If as of Executive's Date of Termination Executive's age plus the length of Executive's Payment Period is at least 55 but less than 65, Executive's retirement benefit under section 5(e) will be calculated as an "early retirement" benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participate had Executive accumulated continuous service equal to such sum. The actuarial reduction used shall be the actuarial reduction factor for early retirement, calculated to Executive's actual age plus the length of Executive's Payment Period at Executive's Date of Termination.

                  Furthermore, if Executive were on the active rolls of the Company as of December 31, 1989 and if the sum of Executive's actual years of service plus the length of Executive's Payment Period is at least 10 but less than 24, then for purposes of section 5(e) Executive will also receive an Additional Credit for up to 4 years. The Additional Credit Executive will receive will depend upon the sum of the years of Executive's actual service plus the length of Executive's Payment Period and be equal to the lesser of:

                (x) 4 years of Additional Credit; or

                (y) The amount of Additional Credit needed such that, when added to the sum of Executive's actual years of service plus the length of Executive's Payment Period, it will create a total of exactly 24.

                  No Additional Credit will be applied if the sum of Executive's actual years of service plus the length of Executive's Payment Period if 24 or greater. Executive will not receive any Additional Credit if Executive commenced employment with the Company on or after January 1, 1990.

         B. If as of Executive's Date of Termination the sum of Executive's actual years of service plus the length of Executive's Payment Period is less than 10, or Executive's age plus the length of Executive's Payment Period is less than 55, Executive's retirement benefit under section 5(e) will be calculated as a "deferred vested pension" to which Executive would have been entitled under the terms of the retirement plan in which Executive participate had Executive accumulated continuous service equal to such sum. The actuarial reduction used shall be the actuarial reduction factor for a deferred vested pension, calculated to Executive's actual age at Executive's Date of Termination plus the length of Executive's Payment Period.

For purposes of section 5(e), "actuarial equivalent" shall be determined using the same methods and assumptions as those utilized under the Company's retirement plans and programs immediately prior to the Change in Control.

                                    EXHIBIT 2

                             BENEFICIARY DESIGNATION


I hereby designate the following person(s) as a beneficiary for the purposes of
Section 6(e) to the extent of the percentage interest listed next to their name:



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                     NAME                                 PERCENTAGE INTEREST

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                      TOTAL (cannot exceed 100%)
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